                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                               (Amendment No. 1)*


                    Under the Securities Exchange Act of 1934

                              ALESCO FINANCIAL INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    014485106
                                 (CUSIP Number)


                                December 31, 2007
             (Date of Event Which Requires Filing of This Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [x]  Rule 13d-1(b)

     [x]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 014485106



1.   NAME OF REPORTING PERSON(S)
          Eubel Brady & Suttman Asset Management, Inc.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
 NUMBER OF     5.  SOLE VOTING POWER
   SHARES             0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     6.  SHARED VOTING POWER
    EACH                2,609,075
 REPORTING     -----------------------------------------------------------------
   PERSON      7.  SOLE DISPOSITIVE POWER
    WITH              0
               -----------------------------------------------------------------
               8.  SHARED DISPOSITIVE POWER
                        2,609,075
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,609,075
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.41%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
          IA, CO


CUSIP No. 014485106

1.   NAME OF REPORTING PERSON(S)
          Ronald L. Eubel
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
--------------------------------------------------------------------------------
 NUMBER OF     5.  SOLE VOTING POWER
   SHARES             870
BENEFICIALLY   -----------------------------------------------------------------

  OWNED BY     6.  SHARED VOTING POWER
    EACH                2,713,925
 REPORTING     -----------------------------------------------------------------
   PERSON      7.  SOLE DISPOSITIVE POWER
    WITH              870
               -----------------------------------------------------------------
               8.  SHARED DISPOSITIVE POWER
                        2,713,925
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,714,795
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.59%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
          IN


CUSIP No. 014485106


1.   NAME OF REPORTING PERSON(S)
          Mark E. Brady
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
--------------------------------------------------------------------------------
 NUMBER OF     5.  SOLE VOTING POWER
   SHARES             0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     6.  SHARED VOTING POWER
    EACH                2,713,925
 REPORTING     -----------------------------------------------------------------
   PERSON      7.  SOLE DISPOSITIVE POWER
    WITH              0
               -----------------------------------------------------------------
               8.  SHARED DISPOSITIVE POWER
                        2,713,925
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,713,925
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.59%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
          IN

CUSIP No. 014485106


1.   NAME OF REPORTING PERSON(S)
          Robert J. Suttman
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
--------------------------------------------------------------------------------
 NUMBER OF     5.  SOLE VOTING POWER
   SHARES             960
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     6.  SHARED VOTING POWER
    EACH                2,713,925
 REPORTING     -----------------------------------------------------------------
   PERSON      7.  SOLE DISPOSITIVE POWER
    WITH              960
               -----------------------------------------------------------------
               8.  SHARED DISPOSITIVE POWER
                        2,713,925
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,714,885
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.59%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
          IN


CUSIP No. 014485106


1.   NAME OF REPORTING PERSON(S)
          William E. Hazel
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
--------------------------------------------------------------------------------
 NUMBER OF     5.  SOLE VOTING POWER
   SHARES             0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     6.  SHARED VOTING POWER
    EACH                2,713,925

 REPORTING     -----------------------------------------------------------------
   PERSON      7.  SOLE DISPOSITIVE POWER
    WITH              0
               -----------------------------------------------------------------
               8.  SHARED DISPOSITIVE POWER
                        2,713,925
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,713,925
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.59%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
          IN


CUSIP No. 014485106


1.   NAME OF REPORTING PERSON(S)
          Bernard J. Holtgreive
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
--------------------------------------------------------------------------------
 NUMBER OF     5.  SOLE VOTING POWER
   SHARES             0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     6.  SHARED VOTING POWER
    EACH                2,713,925
 REPORTING     -----------------------------------------------------------------
   PERSON      7.  SOLE DISPOSITIVE POWER
    WITH              0
               -----------------------------------------------------------------
               8.  SHARED DISPOSITIVE POWER
                        2,713,925
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,713,925
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.59%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
          IN

Item 1.  (a)   Name of Issuer:
                    Alesco Financial Inc.
               -----------------------------------------------------------------
         (b)   Address of Issuer's Principal Executive Offices:
                    Cira Centre
                    2929 Arch Street, 17th Floor
                    Philadelphia, PA 19104
               -----------------------------------------------------------------
Item 2.  (a)   Name of Person Filing:
                    Eubel Brady & Suttman Asset Management, Inc. ("EBS")
                    Ronald L. Eubel*
                    Mark E. Brady*
                    Robert J. Suttman*
                    William E. Hazel*
                    Bernard J. Holtgreive*

                    *These individuals may, as a result of their ownership in
               and positions with EBS and other affiliated entities, be deemed to be indirect beneficial owners of the equity securities held by EBS and one affiliated entity, EBS Partners, LP. The filing of this statement shall not be deemed an admission by Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel or Bernard J. Holtgreive that any of them beneficially own the securities for which they report shared dispositive power and shared voting power, regardless of whether they are acting in concert or acting severally.
               -----------------------------------------------------------------
         (b)   Address of Principal Business Office, or if None, Residence:
                    7777 Washington Village Drive
                    Suite 210
                    Dayton, OH 45459

               -----------------------------------------------------------------
         (c)   Citizenship:
                    Eubel Brady & Suttman Asset Management, Inc. -
                         Delaware corporation
                    Ronald L. Eubel, Mark E. Brady, Robert J.
                    Suttman, William E. Hazel and Bernard J. Holtgreive -
                         United States citizens
               -----------------------------------------------------------------
         (d)   Title of Class of Securities:
                    Common Stock
               -----------------------------------------------------------------
         (e)   CUSIP Number:
                    014485106
               -----------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(e)     (x) An investment adviser in accordance with Section
            240.13d-1(b)(1)(ii)(E)

Item 4. Ownership.

         (a) Amount Beneficially Owned


               Eubel Brady & Suttman Asset Management, Inc., 2,609,075 shares. Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive may, as a result of their ownership in and positions with EBS and other affiliated entities, be deemed to be indirect beneficial owners of the 2,713,925 shares held by EBS and one affiliated entity, EBS Partners, LP. Mr. Eubel is the beneficial owner of an additional 870 shares. Mr. Suttman is the beneficial owner of an additional 960 shares.


         (b) Percent of Class


               Eubel Brady & Suttman Asset Management, Inc. 4.41%
               Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive 4.59%


         (c) Number of Shares as to which the Person has:


               (i)   Sole power to vote or direct the vote
                     870 (Mr. Eubel only)
                     960 (Mr. Suttman only)



               (ii)  Shared power to vote or direct the vote
                     2,713,925 (Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive)
                     2,609,075 (EBS)



               (iii) Sole power to dispose or to direct the disposition of
                     870 (Mr. Eubel only)
                     960 (Mr. Suttman only)



               (iv) Shared power to dispose or to direct the disposition of 2,713,925 (Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive)
                     2,609,075 (EBS)


Item 5.     Ownership of Five Percent or Less of a Class.


            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following (X).


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

            Inapplicable

Item 8.     Identification and Classification of Members of the Group.

            Inapplicable

Item 9.     Notice of Dissolution of Group.

            Inapplicable

Item 10.    Certifications.

     With respect to Eubel Brady & Suttman Asset Management, Inc.:

     Certification for Rule 13d-1(b): By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     With respect to Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William
E. Hazel and Bernard J. Holtgreive:

     Certification for Rule 13d-1(c): By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     With respect to all reporting persons: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2008


           EUBEL BRADY & SUTTMAN ASSET MANAGEMENT, INC.


Signature: /s/ RONALD L. EUBEL
           ---------------------------------------------------------------------
By: Ronald L. Eubel
Title: Chief Investment Officer


Signature: /s/ RONALD L. EUBEL
           ---------------------------------------------------------------------
Name/Title Ronald L. Eubel


Signature: /s/ MARK E. BRADY
           ---------------------------------------------------------------------
Name/Title Mark E. Brady


Signature: /s/ ROBERT J. SUTTMAN
           ---------------------------------------------------------------------
Name/Title Robert J. Suttman


Signature: /s/ WILLIAM E. HAZEL
           ---------------------------------------------------------------------
Name/Title William E. Hazel


Signature: /s/ BERNARD J. HOLTGREIVE
           ---------------------------------------------------------------------
Name/Title Bernard J. Holtgreive

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                    AGREEMENT


     The undersigned agree that this Schedule 13G dated February 14, 2008 relating to the Common Stock of Alesco Financial Inc. shall be filed on behalf of the undersigned.


                                        /s/ EUBEL BRADY & SUTTMAN ASSET
                                        MANAGEMENT, INC.


                                        By: /s/ RONALD L. EUBEL
                                            ------------------------------------
                                        By: Ronald L. Eubel
                                        Title: Chief Investment Officer


                                        /s/ RONALD L. EUBEL
                                        ----------------------------------------
                                        Ronald L. Eubel


                                        /s/ MARK E. BRADY
                                        ----------------------------------------
                                        Mark E. Brady


                                        /s/ ROBERT J. SUTTMAN
                                        ----------------------------------------
                                        Robert J. Suttman


                                        /s/ WILLIAM E. HAZEL
                                        ----------------------------------------
                                        William E. Hazel


                                        /s/ BERNARD J. HOLTGREIVE
                                        ----------------------------------------
                                        Bernard J. Holtgreive